BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS
YEAR-END AND FOURTH QUARTER RESULTS

HONOLULU, HAWAII, December 19, 2018 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported a net loss of $1,770,000, $0.21 per share, for the year ended September 30, 2018, as compared to net earnings of $1,171,000, $0.14 per share, for the year ended September 30, 2017.  For the quarter ended September 30, 2018, Barnwell reported a net loss of $1,058,000, $0.13 per share, as compared to net earnings of $657,000, $0.08 per share, for the quarter ended September 30, 2017.

Mr. Alexander Kinzler, Chief Executive Officer of Barnwell, commented, "The decrease from net earnings in the year ended September 30, 2017 to a net loss in the year ended September 30, 2018 was primarily due to a $2,053,000 decrease in equity in income from affiliates in fiscal year 2018 as compared to the prior year as the Kukio Resort land development partnerships sold one large lot for $20,975,000 in 2017; we have a 19.6% non-controlling ownership interest in these partnerships.  In addition, land investment segment operating profits decreased $2,740,000, before income taxes and non-controlling interests' share of such profits, primarily due to the receipt of a $2,500,000 payment from the Kukio Resort, KD II land development partnership last year while this year there was a $1,000,000 payment and 2017 included a $1,678,000 percentage of sales payment related to the previously mentioned $20,975,000 lot sale.
"Also, in fiscal year 2018, oil and natural gas segment operating profits declined $260,000, before income taxes, due primarily to a decrease in oil and natural gas production due to past sales of oil and natural gas properties.  Partially offsetting these decreases was a $2,255,000 gain on the sale of assets due primarily to the sale of the Red Earth oil and natural gas property and a $714,000 decrease in general and administrative expenses.
"The decrease from net earnings of $657,000 for the quarter ended September 30, 2017 to a net loss in the quarter ended September 30, 2018 of $1,058,000 was due the aforementioned $2,500,000 payment which was received from the Kukio Resort, KD II land development partnerships in the quarter ended September 30, 2017, whereas there was no such payment in this year's quarter.

"In our fiscal 2018 fourth quarter, Barnwell closed the acquisition of a significant conventional oil property in the Twining area of Alberta.  This acquisition represents a significant step in Barnwell's long-term strategy to transform its Canadian operations to conventional light and medium oil assets.  This was a strategic purchase by the Company of what is now its largest oil property, which will significantly improve our revenues and reserves.  The acquisition cost of the Twining assets was $13,420,000, comprised of $10,360,000 in cash and the assumption of abandonment liabilities of $3,060,000.  The Twining assets provide Barnwell with relatively low-decline oil production, significant upside from a large volume of oil-in-place, operated infrastructure, and an advantageous geographic location in Central Alberta.
"Barnwell had cash, cash equivalents and certificates of deposit of $6,706,000 and working capital of $8,453,000 at September 30, 2018.  Our recent acquisition of the Twining property will give us more oil and gas drilling opportunities and gives us an improved outlook as compared to the recent past.  The Canadian government recently announced production cuts for major producers in Western Canada in an effort to support Canadian oil prices. We do not anticipate any significant impact to our oil and natural gas production."
The information contained in this press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell's future performance, statements of Barnwell's plans and objectives, and other similar statements.  Forward-looking statements include phrases such as "expects," "anticipates," "intends," "plans," "believes," "predicts," "estimates," "assumes," "projects," "may," "will," "will be," "should," or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell's expectations are set forth in the "Forward-Looking Statements," "Risk Factors" and other sections of Barnwell's annual report on Form 10-K for the last fiscal year and Barnwell's other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Year ended		Three months ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenues	$9,368,000	$13,030,000	$2,369,000	$4,371,000

Net (loss) earnings	$(1,770,000)	$1,171,000	$(1,058,000)	$657,000

(Loss) earnings per share – basic and diluted	$(0.21)	$0.14	$(0.13)	$0.08

Weighted-average shares and
equivalent shares outstanding -
Basic and diluted	8,277,160	8,277,160	8,277,160	8,277,160